NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA

Cojax Oil and Gas Corporation

The Corporation is authorized to issue 200,000 Common Shares -- Par Value $0.01 each

The Common shares of the corporation are subject, in all respects, to the prior rights of the holders of Preferred shares as provided in the Articles of Incorporation.

This Certifies that ______________________________ *is the owner of* ______________________________ *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated ______________________

SECRETARY-TREASURER

PRESIDENT